EXHIBIT 1.2

[LOGO]

INCOME PROPERTY TRUST OF THE AMERICAS INC.

Up to $1,500,000,000 in Shares of Common Stock

FORM OF SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Dividend Capital Securities LLC, as the dealer manager (the “Dealer Manager”) for Income Property Trust of the Americas Inc. (the “Company”), a Maryland corporation that intends to qualify to be taxed as a real estate investment trust, invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company subject to the following terms:

I. Dealer Manager Agreement

The Dealer Manager has entered into a Dealer Manager Agreement (the “Dealer Manager Agreement”) with the Company and Income Property Advisors LLC, a Delaware limited liability company (the “Advisor”) dated                     , in the form attached hereto as Exhibit “A.” The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim. By your acceptance of this Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement, as well as a third-party beneficiary of the Dealer Manager Agreement as set forth in Section 14 thereof, and, in particular, will be entitled and subject to the indemnification provisions contained in Section 7 of such Dealer Manager Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company or the Dealer Manager within the meaning of the Securities Act. Except as otherwise specifically stated herein, capitalized terms used in this Agreement not otherwise defined herein shall have the meanings given them in the Dealer Manager Agreement. The Shares are to be offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to Dealer by the Dealer Manager or the Company to supplement the Prospectus (“supplemental information”).

The Company has filed with the Securities and Exchange Commission (the “SEC”) the Registration Statement, including the Prospectus, for the registration of the offering of the Shares under the Securities Act of 1933, as amended (the “Securities Act”). Such registration statement has been declared effective by the SEC. The offering of the Shares has also been qualified in all fifty states of the United States, Puerto Rico and the District of Columbia. The Dealer Manager will provide the Dealer as many copies of the Prospectus as the Dealer may from time to time reasonably request.

II. Submission of Orders

Except as set forth below, those persons who purchase Shares will be instructed by the Dealer to make their checks payable to “[BANK], as escrow agent for Income Property Trust of the Americas Inc.” After the Company meets the Minimum Offering requirement of $2,000,000, subscribers (except residents of the States of New York and of Pennsylvania) will be instructed by the Dealer to make their checks payable to or to send wire transfers for the account of “Income Property Trust of the Americas Inc.” Those persons who purchase Shares and are residents of the States of New York or of Pennsylvania, will be instructed by the Dealer Manager or the Dealer to make their checks payable to “[BANK], as escrow agent for Income Property Trust of the Americas Inc. ” until the Company receives aggregate gross proceeds from the Offering of $2,500,000 and $            , respectively, after which checks should be made payable to or wire transfers sent for the account of “Income Property Trust of the Americas Inc.” Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit in accordance with the following procedures.

Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are initially received from subscribers, checks will be transmitted by the end of the next business day following receipt of the subscription documents and the check by the Dealer.

Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), subscription documents and checks will be transmitted to the Final Review Office by the end of the next business day following receipt of the subscription documents and check by the Dealer. The Final Review Office will transmit such subscription documents and checks by the end of the next business day following receipt by the Final Review Office.

Except as agreed to in writing by the Dealer Manager, Dealers shall mail checks and completed subscription documents by Direct Overnight Mail to                                         , Attn: Income Property Trust of Americas, Inc.,                                         .

III. Pricing

Shares shall be offered to the public at the offering price of $10.00 per Share payable in cash; provided, however, that Shares shall be offered to the public pursuant to the Company’s distribution reinvestment plan for a maximum purchase price of $9.50 per Share, subject to the terms and pricing information provided in the Prospectus and the Distribution Reinvestment Plan therein, including the Company’s right to reallocate Share amounts. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or the Dealer Manager, subscribers must initially purchase at least $2,000 in Shares. After investors have satisfied the minimum purchase requirement, minimum additional purchases must be in increments of $100, except for purchases made pursuant to our distribution reinvestment plan. The Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.

IV. Dealers’ Commissions and Expense Reimbursements

Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s sales commission is up to seven percent (7.0%) of the gross proceeds of Shares sold by it and accepted and confirmed by the Company, which commission will be paid to the Dealer Manager and reallowed to the Dealer. For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction.

As provided in the “Plan of Distribution” section of the Prospectus, (i) the Dealer may reduce the amount of its sales commission on sales of $500,000 or more of Shares to certain purchasers in order to provide a reduction to the total purchase price for such Shares and (ii) the Dealer Manager and the Dealer may reduce the amount of its dealer manager fee and its sales commission, respectively, on sales of $3,000,000 or more of Shares to certain purchasers in order to provide a reduction to the total purchase price for such Shares. It is the sole responsibility of the Dealer to determine whether a particular purchase by a subscriber qualifies for a volume discount to the Dealer’s sales commission and to confirm that the appropriate volume discount was accorded to the subscriber based on the Dealer’s review of the transaction confirmation issued by the Company.

Further, as provided in the “Plan of Distribution” section of the Prospectus, upon the request of the Dealer Manager, the Advisor may reimburse the non-accountable expenses of the Dealer Manager and the Dealers and the Dealer Manager’s payment of a marketing support fee (which marketing support fee may also be paid from the Dealer Manager fee) to Dealers based upon prior or projected volume of sales, the amount of marketing assistance and level of marketing support provided by such Dealer in the past and the level of marketing support to be provided in the Offering of Shares; provided, however, that the aggregate of all compensation payable to the Dealer Manager and Dealers will not exceed ten percent (10.0%) of gross offering proceeds of the Primary Shares sold. The Advisor may also reimburse the bona fide due diligence expenses incurred by Dealers in connection with the Offering upon receipt by the Dealer Manager of an invoice or a similar such itemized statement for such bona fide due diligence expenses.

The Company and the Advisor will not be liable or responsible to the Dealer for direct payment of commissions or any other amounts to the Dealer, it being the sole and exclusive responsibility of the Dealer Manager for all payments to the Dealer. The Dealer hereby waives any and all rights to receive payment of commissions and any other payments due until such time as the Dealer Manager is in receipt of the commission or other payment from the Company or the Advisor, as applicable. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that the Dealer’s interest in the offering is limited to such commission from the Dealer Manager and the Dealer’s indemnity referred to in Section 7 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commission to the Dealer.

V. Payment of Commissions

Payments of sales commissions will be made by the Dealer Manager to the Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company.

VI. Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by an executed Subscription Agreement and the required check or wire transfer in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.

VII. Prospectus and Supplemental Information

Dealer is not authorized or permitted to give and will not give any information or make any representation concerning the Shares except as set forth in the Prospectus and any additional sales literature which has been approved in advance in writing by the Dealer Manager (“Supplemental Information”). The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Supplemental Information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplement to the Prospectus or any Supplemental Information to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Supplemental information. The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager in writing. The Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, the Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act. On becoming a Dealer, and in offering and selling

Shares, the Dealer agrees to comply with all the applicable requirements under the Securities Act, and the Exchange Act. Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay the Dealer’s proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

VIII. License and FINRA Membership

The Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA. The Dealer agrees to notify the Dealer Manager immediately if the Dealer ceases to be a member in good standing of FINRA. In addition, each of the Dealer Manager and the Dealer hereby agrees to abide by the Conduct Rules of FINRA and to comply with Rules 2730, 2740, 2420, 2440, 2750, and 2810 of the National Association of Securities Dealers, Inc. as they are incorporated into the FINRA Conduct Rules.

IX. Limitation of Offer; Suitability

The Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing by the Dealer Manager that the Shares are qualified for sale or that such qualification is not required.

In offering Shares, the Dealer will make every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser of the Shares solicited by the Dealer and will comply with the requirements imposed upon it by the Prospectus, the Securities Act, the Exchange Act, applicable Blue Sky laws, and all applicable FINRA rules, including the NASD Conduct Rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors and prospectus delivery requirements, including without limitation, the provisions of Article III.C. and Article III.E.1. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. Nothing contained in this Selected Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus.

X. Disclosure Review

The Dealer agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, the Dealer shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors; and appraisals and other pertinent reports. If the Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, the Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an affiliate of the sponsor of the Company.

XI. Dealer’s Compliance with Anti-Money Laundering Rules and Regulations

The Dealer acknowledges that investors who purchase Shares through Dealer are “customers” of Dealer and not the Dealer Manager. The Dealer hereby represents that it has complied and will comply with Section 326 of the USA Patriot Act and the implementing rules and regulations promulgated thereunder in connection with broker/dealers’ anti-money laundering obligations. The Dealer hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program including, without limitation, anti-money laundering policies and procedures relating to customer identification as required by the USA Patriot Act and the implementing rules and regulations promulgated thereunder. The Dealer will certify annually to the Dealer Manager that the Dealer (i) has implemented its anti-money laundering compliance program and (ii) will perform the specified requirements of its customer identification policies and procedures.

XII. Arbitration

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current rules of the American Arbitration Association (“AAA”). Any matter to be settled by arbitration shall be submitted to the AAA in Denver, Colorado and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from the AAA, but if they are unable to do so, then the AAA shall designate an arbitrator. Any arbitrator selected by the parties or the AAA shall be a qualified Person who has experience with complex real estate disputes. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. All awards may be filed with the clerk of one or more courts, state or federal having jurisdiction over the party against whom such award is rendered or his or her property, as a basis of judgment and of the issuance of execution for its collection.

XIII. Termination

The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by written agreement of the Dealer and the Dealer Manager.

The respective agreements and obligations of the Dealer Manager and Dealer set forth in Sections IV, VI, VII, and XII through XV of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XIV. Notice

All notices, approvals, requests, authorizations, directions or other communications under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person, by courier, or by over-night delivery service, or within three days when deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested as follows:

If to the Dealer Manager:	Dividend Capital Securities LLC 518 17th Street, 12th Floor Denver, Colorado 80202 Attn: Charles Murray

If to the Dealer:	When mailed to the address specified by the Dealer herein.

XV. Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of Colorado and shall take effect when signed by the Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Denver, Colorado.

THE DEALER MANAGER:

DIVIDEND CAPITAL SECURITIES LLC

Charles Murray Managing Principal

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the attached list of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1. Identity of Selected Dealer

Company Name:

Type of entity:
(Corporation, Partnership or Proprietorship)

Organized in the State of:

Licensed as broker-dealer all States: Yes No

If no, list all States licensed as broker-dealer:

Tax ID #:

2. Person To Receive Notices Delivered Pursuant To Section Xiii:

Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
Signature

Name:

Title:

Date: